      As filed with the Securities and Exchange Commission on May 5, 1999

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 OMNICARE, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                31-1001351
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                     100 EAST RIVERCENTER BLVD., SUITE 1600
                            COVINGTON, KENTUCKY 41011
                    (Address of Principal Executive Offices)

               OMNICARE, INC. 1992 LONG-TERM STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                                CHERYL D. HODGES
                                 OMNICARE, INC.
                     100 EAST RIVERCENTER BLVD., SUITE 1600
                            COVINGTON, KENTUCKY 41011
                     (Name and Address of Agent for Service)

                                 (606) 392-3300
          (Telephone Number, including Area Code, of Agent for Service)

                                    Copy to:

                               PATRICIA C. NORRIS
                            THOMPSON HINE & FLORY LLP
                           2000 COURTHOUSE PLAZA, N.E.
                               DAYTON, OHIO 45402
                                 (937) 443-6859

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
 Title of Securities   Amount to be         Proposed Maximum              Proposed Maximum           Amount of
  to be Registered     Registered(1)   Offering Price per Share (2)  Aggregate Offering Price     Registration Fee
=====================================================================================================================
Common Stock, par       4,799,813                $24.16                     $115,963,482             $32,237.85
 value $1.00
=====================================================================================================================

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares of Common Stock that may be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933, based upon the average of the high and low sales prices of a share of Common Stock on April 30, 1999, as reported on the New York Stock Exchange Composite Tape.

                                     PART I

A.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information required by Part I of Form S-8 will be sent or given to participating individuals in accordance with the rules and regulations of the Securities and Exchange Commission.

B.  REOFFER PROSPECTUS STATEMENT

     The material that follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3 pursuant to General Instruction C to Form S-8. The Reoffer Prospectus may be used by the individuals named in the Prospectus in connection with resales of certain securities issued to them under the Omnicare, Inc. 1992 Long-Term Stock Incentive Plan (the "Plan").

REOFFER PROSPECTUS

                                 OMNICARE, INC.

                                  COMMON STOCK

     The stockholders of Omnicare, Inc. listed in this prospectus under the caption "Selling Stockholders" may offer to sell up to 91,500 shares of common stock of Omnicare under this reoffer prospectus. The shares were acquired by the Selling Stockholders prior to the date of this prospectus upon the exercise of stock options granted under the Omnicare, Inc. 1992 Long-Term Stock Incentive Plan.

     Omnicare will not receive any of the proceeds from any sales under this prospectus. The Selling Stockholders may sell the shares from time to time, on or off the New York Stock Exchange, at prices then obtainable.

     The Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 with respect to the sale of the shares.

     Our common stock is listed on the New York Stock Exchange under the symbol "OCR." On May 3, 1999, the closing price for a share of the common stock was $25.125.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                   The date of this prospectus is May 5, 1999





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


     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
The Company ................................................................. 2
Where You Can Find More Information ......................................... 3
Selling Stockholders ........................................................ 4
Plan of Distribution ........................................................ 5
Experts ..................................................................... 5
Legal Matters ............................................................... 5


                                   THE COMPANY

Omnicare, Inc.
100 East RiverCenter Blvd.
Suite 1600
Covington, Kentucky  41011
(606) 392-3300

     Omnicare is a leading provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. Omnicare, through its subsidiaries:

     purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription;

     provides computerized medical recordkeeping and third-party billing for patients in its customers' facilities;

     provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations; and

     provides ancillary services, such as infusion therapy, distributes medical supplies, and offers clinical care plan and financial software information systems to its client nursing facilities.

     As of March 31, 1999, Omnicare provided these services to over 591,900 residents in nearly 8,300 skilled nursing facilities, assisted living communities and other health care institutions in 42 states.

     Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries.

                       WHERE YOU CAN FIND MORE INFORMATION

     Omnicare files annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934 with the Securities and Exchange Commission. You may read and copy any document we file at the following SEC public reference rooms:

450 5th Street, N.W.      Seven World Trade Center      Citicorp Center
Room 1024                 Suite 1300                    500 West Madison Street
Washington, D.C.          New York, New York 10048      Suite 1400
20549                                                   Chicago, Illinois 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-8 we filed with the SEC. This prospectus does not include all the information contained in the registration statement and its exhibits. For further information with respect to Omnicare and the common stock, you should consult the registration statement and its exhibits. There are statements contained in this prospectus concerning the provisions of other documents. These statements are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying at the locations listed above.

     The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering to which this prospectus relates is completed:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

           (b) Form 8-A Registration Statement filed September 14, 1993.

     With respect to the documents listed above, if a statement in this prospectus conflicts with a statement in a document incorporated by reference in this prospectus, the statement in the prospectus will modify or supersede it. The statement will constitute a part of this prospectus only in its modified or superseded form.


     You may request a copy of these filings (other than exhibits), at no cost, by writing or telephoning us at the following address:

      Cheryl D. Hodges
      Omnicare, Inc.
      100 East RiverCenter Blvd., Suite 1600
      Covington, Kentucky  41011
      (606) 392-3300

     If you would like to request documents from Omnicare, please do so at least five business days prior to the date on which a final investment decision is made to ensure timely delivery.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and (a) the number of shares of common stock each Selling Shareholder beneficially owned prior to this offering, (b) the number of shares of common stock acquired by each Selling Stockholder under the 1992 Long-Term Stock Incentive Plan that is being offered hereby, and (c) the number of shares of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale of all shares by the Selling Stockholders that are registered hereby. There is no assurance that any of the Selling Stockholders will participate in this offering.

                            Shares          Shares          Shares Beneficially
                         Beneficially     Covered by           Owned After
      Name                  Owned       this Prospectus        this Offering
      ----               ------------   ---------------      ------------------
Timothy Bien(1)             73,231          16,000                57,231
Edward L. Hutton(2)        346,777          70,000               276,777
D. Michael Laney(3)         15,768           2,700                13,068
Sandra E. Laney(4)          17,071           2,800                14,271


----------------

(1) Mr. Bien is a Director and Senior Vice President-Professional Services and Purchasing of Omnicare.
(2) Mr. Hutton is the Chairman of the Board and a Director of Omnicare.
(3) Mr. Laney is the Vice President - Management Information Systems of
    Omnicare.
(4) Ms. Laney is a Director of Omnicare.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may offer their shares for sale in one or more of the following transactions (which may include block transactions):

     -    on the New York Stock Exchange,

     -    in the over-the-counter market,

     - in transactions other than on an exchange or in the over-the-counter market, or

     -    in a combination of any such transactions.

     The Selling Stockholders may sell shares at prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may sell shares to or through underwriters, brokers or dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders and who may receive commissions from the purchasers of shares for whom they may act as agent.

                                     EXPERTS

     The audited financial statements incorporated in this prospectus by reference to Omnicare's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP and Ernst & Young LLP, whose reports are incorporated herein, to the extent and for the periods appearing therein. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The Report of Independent Public Accountants on IBAH, Inc.'s December 31, 1997 and 1996 financial statements incorporated by reference in this prospectus and elsewhere in the registration statement is from Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                                  LEGAL MATTERS

     The legality of the shares offered by this prospectus will be passed upon for Omnicare by Thompson Hine & Flory LLP.

                                     PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation by Reference

     Omnicare, Inc. (the "Company") filed a Registration Statement on Form S-8 (Registration No. 33-48209) on May 29, 1992 (the "Prior Registration Statement") with the Securities and Exchange Commission ("SEC") covering 450,250 shares of the Company's common stock that may be issued under the Plan. The Company also filed with the SEC a Registration Statement on Form S-8 (Registration No. 33-88856) on January 26, 1995 covering an additional 647,920 shares of its common stock that may be issued under the Plan. Section 4 of the Plan sets forth a formula under which additional shares from time to time become available for stock incentive awards under the Plan. This Registration
Statement covers 4,708,313 additional shares of common stock that have become available for awards under the Plan and 91,500 additional shares of common stock that were issued upon the exercise of options granted under the Plan.
This Registration Statement incorporates the contents of the Prior Registration Statement, except to the extent that such contents have been or are modified or superseded by this Registration Statement, a filing with the SEC after May 29, 1992, or a subsequent prospectus relating to the Plan.

Item 7.  Exemption from Registration Claimed.

     The Company issued an aggregate of 91,500 shares of common stock to four individuals upon the exercise of stock options granted under the Plan in a series of transactions not involving any public offering. Such issuances were exempt from registration under Section 4(2) of the Securities Act of 1933.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Covington, Kentucky, on this 4th day of May, 1999.


                                        OMNICARE, INC.


                                        By: /s/ David W. Froesel, Jr.
                                           --------------------------------
                                            David W. Froesel, Jr.
                                            Senior Vice President and
                                            Chief Financial Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Edward L. Hutton, Joel
F. Gemunder and Cheryl D. Hodges, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                  Title                 Date
       ---------                  -----                 ----

/s/ Edward L. Hutton
________________________   Chairman and Director      May 4, 1999
Edward L. Hutton           (Principal Executive
                           Officer)

/s/ Joel F. Gemunder
________________________   President and Director     May 4, 1999
Joel F. Gemunder           (Principal Executive
                           Officer)

/s/ David W. Froesel, Jr.
________________________   Senior Vice President      May 4, 1999
David W. Froesel, Jr.      and Chief Financial
                           Officer (Principal
                           Financial Officer and
                           Principal Accounting
                           Officer)


/s/ Ronald K. Baur
________________________    Director                 May 4, 1999
Ronald K. Baur


/s/ Timothy E. Bien
________________________    Director                 May 4, 1999
Timothy E. Bien


/s/ Charles H. Erhart, Jr.
________________________    Director                 May 4, 1999
Charles H. Erhart, Jr.


/s/ Mary Lou Fox
________________________    Director                 April 28, 1999
Mary Lou Fox


/s/ Cheryl D. Hodges
________________________    Director                 May 4, 1999
Cheryl D. Hodges


/s/ Thomas C. Hutton
________________________    Director                 May 4, 1999
Thomas C. Hutton


/s/ Patrick E. Keefe
________________________    Director                 May 4, 1999
Patrick E. Keefe


/s/ Sandra E. Laney
________________________    Director                 May 4, 1999
Sandra E. Laney


/s/ Andrea R. Lindell
________________________    Director                 May 4, 1999
Andrea R. Lindell


/s/ Sheldon Margen
________________________    Director                 May 4, 1999
Sheldon Margen


/s/ Kevin J. McNamara
________________________    Director                 May 4, 1999
Kevin J. McNamara

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




                                INDEX TO EXHIBITS

Exhibit

(4)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES:

     4.1 Omnicare, Inc. 1992 Long-Term Stock Incentive Plan was filed as Appendix A to the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders and is incorporated herein

(5)  OPINION RE LEGALITY:

     5.1  Opinion of Thompson Hine & Flory LLP*

(23) CONSENTS OF EXPERTS AND COUNSEL:

     23.1 Consent of PricewaterhouseCoopers LLP*

     23.2 Consent of Ernst & Young LLP*

     23.3 Consent of Arthur Andersen LLP*

     23.4 Consent of Thompson Hine & Flory LLP is contained in its opinion

(24) POWERS OF ATTORNEY:

     24.1 Power of Attorney (included on signature page)

------------------

*Filed herewith

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